RUBINCON VENTURES INC.

1313 East Maple Street

Suite 223

Bellingham, WA 98225

(360) 685-4240

March 29, 2006

Mr. Donald A. Wright

2655 Camino Del Rio North

Suite 450

San Diego, CA 92108

Re: Rubincon Ventures Inc.

Dear Donald:

On behalf of Rubincon Ventures Inc. (the "Company"), I am pleased to set forth in this letter our agreement regarding your compensation for serving as a member of the board of directors effective as of the date of this letter. We are excited that you have joined the board and look forward to the contributions your expertise will give to the Company.

A quarterly director's fee of $2,500 will be paid to you in quarterly installments, with each installment paid at the beginning of each calendar quarter, except for the first installment, which shall be pro-rated from February 15, 2006 the date you became a director, and shall be paid to you promptly.

You will also receive options to purchase 25,000 shares of common stock of the Company exercisable for ten years from the date of this letter for an exercise price of $1.00 per share. Fifty percent (50%) of these options (or options to purchase 12,500 shares of common stock of the Company) will vest on March 29, 2006, the date of issuance, but shall not become exercisable until September 29, 2006 (six months thereafter), and the remaining fifty percent (50%) of the options will vest one year thereafter, on March 29, 2007.

If the foregoing sets forth your understanding of our agreement, please execute and return the attached copy of this letter.

We look forward to a long and productive association.

Very Truly Yours,

RUBINCON VENTURES, INC.

/s/Guy Peckham

By: ______________________________

Guy Peckham, President

AGREED AND ACCEPTED:

/s/ Donald A. Wright

______________________________

Donald A. Wright

Dated: March 29, 2006